Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

INTERNATIONAL BUSINESS MACHINES

CORPORATION

(Exact name of registrant as specified in its charter)

New York	13-0871985
(State or other jurisdiction	(I.R.S. Employer
of incorporation or	Identification No.)
organization)

New Orchard Road

Armonk, New York 10504

(Address of Principal Executive Offices)

IBM Executive Deferred Compensation Plan

(Full Title of the Plan)

Andrew Bonzani, Esq.

Vice President, Assistant General Counsel and Assistant Secretary

International Business Machines Corporation

Armonk, New York 10504

(914) 499-1900

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered [1]	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price [2]	Amount of registration fee
IBM EDCP Obligations	$600,000,000	100%	$600,000,000	$64,200

[1] The Obligations under the IBM Executive Deferred Compensation Plan (the “EDCP” or the “Plan”) are unsecured debt obligations of International Business Machines Corporation to pay deferred compensation in the future in accordance with the terms of the Plan.

[2]  Estimated solely for the purpose of determining the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.  The information specified in Item 1 of Form S-8 will be delivered to Plan participants, as required. These documents and the documents incorporated by reference into this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the EDCP.

Item 2.   Registrant Information and Employee Plan Annual Information

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The information specified in Item 2 of Form S-8 will be delivered to Plan participants, as required.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission are incorporated by reference herein and shall be deemed a part hereof:

(a) The Annual Report of IBM on Form 10-K for the fiscal year ended December 31, 2005, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”).

(b) All other reports filed by IBM pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005.

All documents filed by IBM pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

The EDCP, which was formerly known as the IBM Extended Tax Deferred Savings Plan, was originally approved by the IBM Board of Directors to be effective on and after January 1, 1995. $100,000,000 of debt Obligations (sometimes referred to in this registration statement for convenience as the “Obligations”) were initially registered by IBM under Registration Statement No. 33-60237.  That Registration Statement was filed with the Commission on June 15, 1995. $300,000,000 of additional debt Obligations were subsequently registered by IBM under Registration Statement 333-23315, which Registration Statement was filed with the Commission on March 14, 1997.  $600,000,000 of additional debt Obligations were subsequently registered by IBM under Registration Statement 333-33692, which Registration Statement was filed with the Commission on March 31, 2000.  The instant $600,000,000 of additional debt Obligations being registered pursuant to this Registration Statement are, like each of the previous Obligations registered by IBM to date, to be offered to certain eligible employees of IBM pursuant to the terms of the EDCP.

The IBM EDCP Obligations are general unsecured obligations of IBM to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of IBM.  The EDCP Obligations rank “pari passu” with other unsecured and unsubordinated indebtedness of IBM from time to time outstanding.  “Pari passu” is a Latin term commonly used by certain lawyers, accountants and other business professionals.  In plain English, pari passu means ratably or without preference.

The amount of compensation deferred by each Participant under the EDCP is determined in accordance with each Participant’s Deferral Election Agreement under the Plan. Obligations in an amount equal to each Participant’s Deferral Account (consisting of deferred amounts, IBM Matching Contributions and any appreciation or depreciation in value thereon) will be payable upon the Participant’s termination or retirement if the balance of the Participant’s Accounts is less than $25,000, or during the February following the calendar year of termination or retirement, if the balance of the Participant’s Accounts is $25,000 or more.  Based on the Participant’s election, balances in excess of $25,000 at retirement may be paid in installments over a period of up to 10 years.

Under the Plan, Obligations may be linked to the investment performance of one or more of the various investment funds offered to participants in the IBM Savings Plan at the election of the Participant (other than those funds available through the IBM Savings Plan Mutual Fund Window).  The IBM Savings Plan was formerly known as the IBM TDSP 401(k), and before that, was known as the IBM Tax Deferred Savings Plan. Each of IBM’s Obligations to a Participant under the EDCP (as measured in such Participant’s Deferral Account) will be adjusted to reflect the investment experience of the underlying IBM Savings Plan investment fund(s), including any appreciation or depreciation thereunder.

The Obligations cannot be alienated, sold, transferred, assigned, pledged, attached, garnished, impignorated, or otherwise encumbered, and pass only to a survivor beneficiary, as determined under the IBM Savings Plan.

The Obligations are not subject to redemption, in whole or in part, prior to the termination, retirement or death of the Participant. However, IBM reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination can adversely affect a Participant’s right to Obligations in the amount of the Participant’s Accounts as of the date of such amendment or termination.

The Obligations are not convertible into another security of IBM. The Obligations will not have the benefit of any negative pledge or any other affirmative or negative covenant on the part of IBM.  Neither will the Obligations have the benefit of any lien or impignoration on any

specific property of IBM.   No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

Item 5.   Interests of Named Experts and Counsel.

The validity of the IBM EDCP Obligations offered hereby has been passed upon by Andrew Bonzani, Vice President, Assistant General Counsel and Assistant Secretary of IBM. Mr. Bonzani is eligible for participation in the EDCP.  Mr. Bonzani has purchased EDCP Obligations from IBM in the past and may continue to do so in the future.

Item 6.   Indemnification of Directors and Officers.

The By-Laws of IBM (Article VI, Section 6) provide the following:

“The Corporation shall, to the fullest extent permitted by applicable law as in effect at any time, indemnify any person made, or threatened to be made, a party to an action or proceeding whether civil or criminal (including an action or proceeding by or in the right of the Corporation or any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, for which any director or officer of the Corporation served in any capacity at the request of the Corporation), by reason of the fact that such person or such person’s testator or intestate was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein. Such indemnification shall be a contract right and shall include the right to be paid advances of any expenses incurred by such person in connection with such action, suit or proceeding, consistent with the provisions of applicable law in effect at any time. Indemnification shall be deemed to be ‘permitted’ within the meaning of the first sentence hereof if it is not expressly prohibited by applicable law as in effect at the time.”

The Certificate of Incorporation of IBM (Article Eleven) provides the following:

“Pursuant to Section 402(b) of the Business Corporation Law of the State of New York, the liability of the Corporation’s directors to the Corporation or its stockholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the Business Corporation Law of the State of New York, as it exists on the date hereof or as it may hereafter be amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.”

With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor unless he shall have breached his duties, or (ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor, if such director or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases not opposed to, such corporation’s interest and additionally, in criminal actions, had no reasonable cause to believe his conduct was unlawful.

In addition, IBM maintains directors’ and officers’ liability insurance policies.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description

4.1	IBM Executive Compensation Plan, as amended to date. Incorporated by reference to:

(i) Exhibit 4 to Form S-8 (Registration Statement 333-33692), filed March 31, 2000;
(ii) Exhibit 10.2 to IBM’s Form 10-Q for the quarter ended March 31, 2005; and
(iii) Exhibit 10.1 to IBM’s Form 10-K for the year ended December 31, 2005.

5.1	Opinion of Andrew Bonzani, Esq., Vice President, Assistant General Counsel and Assistant Secretary, regarding the legality of the EDCP Obligations being registered.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Andrew Bonzani, Esq., Vice President, Assistant General Counsel and Assistant Secretary (included in Exhibit 5.1)

24.1	Powers of Attorney

24.2	Certified Resolutions of the IBM Board of Directors authorizing execution of this registration statement by Power of Attorney.

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of North Castle, State of New York, on the 31st day of October, 2006.

INTERNATIONAL BUSINESS MACHINES CORPORATION

By:	/s/ Andrew Bonzani
Name: Andrew Bonzani, Esq.
Title: Vice President, Assistant General Counsel and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on the 31st day of October, 2006.

Signature	Title

*	Chairman, President and Chief Executive Officer
Samuel J. Palmisano	(Principal Executive Officer)

*	Senior Vice President and Chief Financial Officer
Mark Loughridge	(Principal Financial Officer)

*	Vice President and
Timothy S. Shaughnessy	Controller (Controller)

*
Cathleen Black	Director

*
Kenneth I. Chenault	Director

*
Juergen Dormann	Director

*
Michael L. Eskew	Director

*
Shirley Ann Jackson	Director

*
Minoru Makihara	Director

*
Lucio A. Noto	Director

*
James W. Owens	Director

*
Joan E. Spero	Director

*
Sidney Taurel	Director

*
Charles M. Vest	Director

*
Lorenzo H. Zambrano	Director

* The undersigned, by signing his name hereto, does hereby execute this Registration Statement pursuant to powers of attorney filed as Exhibit 24.1 to this Registration Statement.

By:	/s/ Andrew Bonzani
Andrew Bonzani, Esq.
Attorney-in-Fact

The Plan.  Pursuant the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of North Castle, State of New York, on October 31, 2006.

IBM Executive Deferred
Compensation Plan
(Plan)

/s/ Steven H. Hinden
Steven H. Hinden
Director, Executive Compensation
(Plan Administrator)

EXHIBIT INDEX

EXHIBIT NO.	Description
4.1	IBM Executive Compensation Plan, as amended. Incorporated by reference to:

(i) Exhibit 4 to Form S-8 (Registration Statement 333-33692), filed March 31, 2000);
(ii) Exhibit 10.2 to IBM’s Form 10-Q for the quarter ended March 31, 2005; and
(iii) Exhibit 10.1 to IBM’s Form 10-K for the year ended December 31, 2005.

5.1	Opinion of Andrew Bonzani, Esq., Vice President, Assistant General Counsel and Assistant Secretary, regarding the legality of the Obligations being registered.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Andrew Bonzani, Esq., Vice President, Assistant General Counsel and Assistant Secretary (included in Exhibit 5.1)

24.1	Powers of Attorney

24.2	Certified Resolutions of the IBM Board of Directors authorizing execution of this registration statement by Power of Attorney.